T A S K E R    P R O D U C T S                  Investor Contact:

PRESS RELEASE                                      Joseph M. Zappulla
                                                   Wall Street Consultants Corp.
                                                   212-681-4100
                                                   jzappulla@wallstreetir.com


Tasker Products to Begin Applications of its Technology in the Scalder and Chiller at Poultry Processors in Peru and Mexico Twelve poultry processors initially scheduled to deploy Tasker's technology

DANBURY, Conn., August 12, 2005 -- Tasker Capital Corp. (OTC Bulletin Board:
TKER), a distributor and marketer of a proprietary technology that is highly effective in inhibiting pathogenic bacteria, today announced that it has scheduled the installation, testing and deployment of its pHarlo technology with several poultry processors located in Peru and Mexico for use in the scalder and chiller sections of their poultry processing operations. Under the terms of the agreement, which was arranged by J. L. Daly, Inc., a distributor with offices in Florida, the poultry processors are expected to begin the application roll-out in the third quarter initially for twelve facilities. Combined, the twelve facilities process approximately 400 million pounds of poultry per month.

As we install our technology at these processors in Mexico and Peru during the first phase of the roll-out, we will publicly announce the processor and locations," said James Burns, Tasker's executive vice president. "Government and industry professionals of the respective countries were very impressed with our technology's test results as a bacteria inhibitor. A significant reduction of pathogens during these processes will result in increased production and additional shelf life for their poultry industry. They are pleased to be the first in the poultry industry to try this technological breakthrough."

The process for preparing poultry for packaging and delivery involves the immersion of poultry in scalding tanks, followed by the use of chilled water, which usually contains chlorine dioxide. Because existing sanitizing products evaporate and become ineffectual at high temperatures, no sanitizing agent is used during the scalding process. Consequently, scalding tanks can become breeding grounds for cross contamination. Since Tasker's product is effective across a wide range of pH values and temperatures, it can be used in the scalding tank as a sanitizing agent, thereby repressing a substantial amount of bacteria in the initial process, and in the chiller process to eliminate any remaining bacteria.
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Juan Luis Daly, president of J.L. Daly, Inc. said, "Based on the test results we reviewed, we recognized immediate potential for Tasker's product in the poultry industry. We intend to utilize our extensive alliances to introduce this technology to the 660 poultry processing facilities throughout Mexico, Peru, Colombia, Argentina, Chile, Bolivia, Venezuela, Uruguay, Paraguay, and Central America." Mr. Daly added, "While existing regulations of these respective territories permit the use of Tasker's technology, we intend to follow similar protocols designed for use in U.S."

Robert Appleby, Tasker's president and CEO, commented, "J.L. Daly has done a commendable job introducing our technology to poultry processors in Central and South America that are in a position to immediately benefit from its capabilities. We look forward to a full scale roll-out over the coming months."

About Tasker Capital

Tasker Capital is a manufacturer, distributor and marketer of products using a unique, patented process that utilizes a highly charged, acidified, yet stable and safe solution that enables copper sulfate, widely known for its bacteriostatic properties, to remain active throughout a wide range of pH values. The company is continuing its clinical research and development of future products in the oral care, food processing, skin care and pet products industries. Presently the company markets Close Call(TM), the world's first clinically proven anti-microbial oral hygiene breath drink. Tasker Capital Corp. is headquartered in Danbury, Connecticut. To be added to the news distribution list or to present any questions, send an email to tasker@wallstreetir.com. Additional information about Tasker is also available at www.taskerproducts.com

This release contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and performances, or achievements expressed or implied by the forward-looking statement. Actual future results and trends may differ materially from those made in or suggested by any forward-looking statements due to a variety of factors, including, for example, our ability to compete with other products in our space; the risk of unfavorable federal regulation; and the fact that our status as a development stage company makes our future unclear. Consequently you should not place undue reliance on these forward-looking statements. We discuss many of these and other risks and uncertainties in greater detail under the section entitled, "Risk Factors That May Affect Future Results" in Item 1 of the Company's Annual Report on Form 10-KSB as filed with SEC.